Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Significant UK Dealership Group

HOUSTON, July 5, 2017 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the acquisition of Beadles Group Ltd, a large UK-based automotive retailer, which consists of seven brands across 12 dealerships in the southeastern portion of the greater London metropolitan market. The seven brands include Jaguar, Land Rover, Volkswagen, Skoda, Toyota, Vauxhall, and Kia, with locations in the towns of Bromley, Coulsdon, Dartford, Maidstone, Medway, Sevenoaks, Sidcup, and Southend.

The dealerships, which will continue to operate under the Beadles name, are expected to generate approximately $330 million in annualized revenues. This acquisition increases the Company’s UK operations to 43 dealerships, which includes existing Audi, BMW/MINI, Ford, Jaguar, SEAT, and Volkswagen Commercial Vehicles stores.

“The Beadles Group is a great fit for Group 1, as we further expand our footprint and brand portfolio in the UK. Beadles was established in 1893 and incorporated in 1915 and has an outstanding reputation for customer service and satisfaction. This acquisition bolsters our scale, provides additional management resources, and introduces new brand partnerships in the UK. We are also pleased to grow our existing relationships with key brand partners,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “With this addition, our UK operations are estimated to generate over $2 billion in annualized revenues.”

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 171 automotive dealerships, 224 franchises, and 47 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com